Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

November 4, 2019

YETI Holdings, Inc.
7601 Southwest Parkway
Austin, Texas 78735

Re:                             Registration Statement on Form S-1

Relating to the Offering and Sale of up to

11,500,000 Shares of Common Stock of YETI Holdings, Inc.

Ladies and Gentlemen:

We are acting as counsel for YETI Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by certain stockholders of the Company (the “Selling Stockholders”) of up to (i) 11,403,677 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (ii) 96,323 shares (the “Option Shares”) of Common Stock issuable upon the exercise of options to purchase shares of Common Stock (the “Options”) granted under the YETI Holdings, Inc. 2012 Equity and Performance Incentive Plan, as amended and restated June 20, 2018 (the “Plan”), in each case pursuant to the Underwriting Agreement proposed to be entered into by and among the Company, the Selling Stockholders and BofA Securities, Inc., Morgan Stanley & Co. LLC and Jefferies LLC, acting as representatives of the several underwriters to be named in Schedule A thereto.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.  Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                                      The Shares are validly issued, fully paid and nonassessable.

2.                                      The Option Shares, when issued by the Company upon exercise of the Options and full payment of the applicable exercise prices, in each case pursuant to the terms and conditions of the Plan and the applicable stock option agreements thereunder, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares and the Option Shares under the Securities Act of 1933 and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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